EX3.7

AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF REGISTRANT AMENDING ARTICLE FOUR ESTABLISHING A NEW CLASS OF COMMON STOCK (INCORPORATED BY REFERENCE TO EXHIBIT 3 TO THE REGISTRANT'S FORM 10-Q DATED 31 DECEMBER, 1994)

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF TEXAS 22 NOVEMBER, 1994, CORPORATIONS SECTION.

                          ARTICLES OF AMENDMENT TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                         UNITED SERVICES ADVISORS, INC.

     Pursuant to the provisions of the Texas Business Corporations Act, the undersigned Corporation hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation.

                                    ARTICLE I

     The name of the Corporation is United Services Advisors, Inc.

                                   ARTICLE II

     The following amendment to the Restated Articles of Incorporation was adopted by the shareholders of the Corporation on the 21st day of November, 1994.

     The amendment deletes Article Four, Provisions 1, 3.1 and 5 and adds new paragraphs in substitution therefor, and adds Provisions 3.4 and 3.5, which changes provide for a reclassification of the existing authorized and outstanding voting common stock of USAI into a new class of stock to be called Class "A" Common Stock of USAI. The amendment also authorizes the creation of a new class of stock , Class "B" Common Stock, which shall be non-voting common stock of USAI. The Class "B" shares would be convertible, beginning October 1, 1997.

     Article Four, Provisions 1, 3.1 and 5 of the Restated Articles of Incorporation are hereby amended by deleting said provisions of Article Four in their entirety and by substituting new Provisions therefor as well as Provision
3.4 as follows:

                                  "ARTICLE FOUR

"1. GENERAL. The corporation is authorized to issue one class of Preferred Stock and two classes of Common Stock, one designated Class A Common Stock and the other designated Class B Common Stock (collectively referred to herein as "Common Stock"). The total number of shares which the corporation is authorized to issue is 10,000,000. The total number of shares of Preferred Stock authorized is 6,000,000 and the par value of each share is $0.05. The aggregate number of shares of Class A Common Stock and Class B Common Stock authorized is 4,000,000 and the par value of each share is $0.05. As provided in Part of 3.4 of this Article Four, the Class B Common Stock may be converted to Class A Common Stock. If and when the conversion right of Class B Common Stock is exercised, allowing shares of Class B Common Stock to be exchanged into Class A Common Stock, the number of authorized shares of Class B Common Stock shall be reduced by the number of Class B shares exchanged into Class A Common Stock shares, thereby allowing the total number of shares of Common Stock authorized and outstanding to remain constant at all times. Except for the voting and conversion rights set forth in Parts 3.1 and 3.4 of this Article Four, all other rights and preferences of the Common Stock are equal.

"3. COMMON STOCK.

     "3.1 VOTING RIGHTS. The holders of the shares of Class A Common Stock shall have full voting rights at any annual or special meeting of the shareholders and as provided for in the Texas Business Corporations Act. Except as otherwise expressly provided by law, the holders of the shares of Class B Common Stock shall have no voting rights at any annual or special meeting of the shareholders.

     "3.4 CONVERSION RIGHT. The holders of the shares of Class B Common Stock shall have the right to convert Class B Common Stock shares into Class A Common Stock shares on a one-to-one ratio on such date as the Corporation's Board of Director shall establish; and pending Board of Director action, the conversion date for Class B Common Stock to be issued shall be October 1, 1997. The holders of shares of Class B Common Stock shall have the right to convert Class B Common Stock shares into shares of Preferred Stock, on a one-for-one basis, at any time after October 1, 1997, provided that the holders of shares of Preferred Stock have approved an increase in the authorized number of shares of Preferred Stock, as provided in Part 3.5 below.

     "3.5 CONVOCATION OF MEETING OF SHARES OF THE CORPORATION. The holders of shares of Class B Common Stock shall have the right to require the Corporation from its 1995 fiscal year to its 1997 fiscal year (exclusively), to validly call and hold meetings of the holders of each class of stock in the capital of the Corporation, at least once during each such fiscal year until the consents and approvals of such holders have been obtained so that there shall exist such number of authorized shares of Preferred Stock as is equal to the aggregate of
(i) the issued and outstanding shares of Preferred Stock at the time of such consents and approvals and (ii) the number of shares of Preferred Stock as may be issuable pursuant to any outstanding subscriptions, calls, options, warrants, or other agreements or rights to sell, purchase or subscribe for any shares of Preferred Stock or convert any obligations into shares of Preferred Stock. "5. COMMON STOCK INTO CLASS A COMMON STOCK. Each outstanding shares of Common Stock, par value $0.05 per share, shall become one share of Class A Common Stock, par value $0.05 per share, and shall become effective upon the issuance by the Secretary of State of the State of Texas of the Certificate of Amendment to the Restated Articles of incorporation wherein these Provisions of Article Four become part of the Restated Articles of Incorporation, as amended, of the Corporation."

                                   ARTICLE III

     The amendment made by these Articles of Amendment to the Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act, and such amendment was duly adopted by the shareholders of the Corporation on November 21, 1994 by written consent given in accordance with the provisions of Article 9.10A of the Texas Business Corporation Act and written notice required by said Article has been given.

                                   ARTICLE IV

     The number of shares entitled to vote on the amendments made by these Articles of Amendment to the Restated Articles of Incorporation, the same constituting all of the outstanding shares of Common Stock of the Corporation, was 576,127 shares of Common Stock. The number of shares of Common Stock which voted for such amendment was 474,951, and the number of shares of Common Stock which voted against such amendment was 0.

                                    ARTICLE V

     Any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected in the following manner:

         Each of the outstanding shares of Common Stock, par value $0.05 per share shall become one share of Class A Common Stock, par value $0.05 per share, effective upon the date of the issuance by the Secretary of State of the State of Texas of the Certificate of Amendment to the Restated Articles of Incorporation. Holders of Class A Common Stock may, with approval of the Corporation's Board of Directors, instruct the Company to issue shares of Class B Common Stock when their shares of Class A Common Stock are submitted for transfer.

                                   ARTICLE VI

     The amendment does not effect a change in the amount of the stated capital.

     IN WITNESS WHEREOF, we have hereunto set our hands this 22nd day of November, 1994.

                                     UNITED SERVICES ADVISORS,  INC.

                                     BY: /S/ BOBBY D. DUNCAN
                                     ------------------------------
                                     Bobby D. Duncan, Executive Vice President,
                                     Chief Operating Officer,
                                     Chief Financial Officer

                                     BY:  /S/ CHARLES W. LUTTER, JR.
                                     ------------------------------
                                     Charles W. Lutter, Jr., Secretary